Exhibit (d)(ii) under Form N-1A
                                          Exhibit 10 under Item 601/ Reg. S-K


                      INVESTMENT SUB-ADVISORY AGREEMENT
                         GOLDEN OAK(R) FAMILY OF FUNDS
             Golden Oak(R) Prime Obligation Money Market Portfolio


      AGREEMENT made this 1st day of June 2002, by and among CB Capital Management, Inc., a Michigan corporation (the "Adviser"), Wellington Management Company, LLP, a Massachusetts limited liability partnership (the "Sub-Adviser") and Golden Oak(R) Family of Funds, a Delaware business trust (the "Trust").

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"); and

      WHEREAS, the Adviser has entered into an Investment Advisory Agreement dated June 1, 2002 (the "Advisory Agreement") with the Trust, pursuant to which the Adviser will act as investment adviser to the Golden Oak(R) Prime Obligation Money Market Portfolio (the "Portfolio"); and

      WHEREAS, the Adviser and the Trust each desire to retain the Sub-Adviser to provide investment advisory services to the Trust in connection with the management of the Portfolio, and the Sub-Adviser is willing to render such investment advisory services.

NOW, THEREFORE, the parties hereto agree as follows:

1.    (a)   Subject to supervision by the Adviser and the Trust's Board of
            Trustees, the Sub-Adviser shall manage the investment operations of the Portfolio and the composition of the Portfolio's portfolio, including the purchase, retention and disposition thereof, in accordance with the Portfolio's investment objectives, policies and restriction as stated in the Portfolio's Prospectus (such Prospectus and Statement of
            Additional Information, as currently in effect and as amended or supplemented from time to time, being herein called the "Prospectus"), and subject to the following:

            (1) The Sub-Adviser shall provide supervision of the Portfolio's investments and determine from time to time what investments and securities will be purchased, retained or sold by the Portfolio, and what portion of the assets will be invested or held uninvested in cash.

            (2) In the performance of its duties and obligations under this Agreement, the Sub-Adviser shall act in conformity with the Trust's Certificate of Trust, Agreement and Declaration of Trust, By-laws and the Prospectus and with the instructions and directions of the Adviser and of the Board of Trustees and will conform to and comply with the requirements of the 1940 Act, and Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, as each is amended from time to time.

            (3) The Sub-Adviser shall determine the securities to be purchased or sold by the Portfolio and will place orders with or through such persons, brokers or dealers to carry out the policy with respect to brokerage set forth in the Portfolio's Registration Statement (as defined herein) and Prospectus or as the Board of Trustees or the Adviser may direct from time to time, in conformity with federal securities laws. In providing the Portfolio with investment supervision, the Sub-Adviser will give primary consideration to securing the most favorable price and efficient execution. Within the framework of the policy, the Sub-Adviser may consider the financial responsibility, research and investment information and other services provided by brokers or dealers who may effect or be a party to any such transaction or other transactions to which the Sub-Adviser's other clients may be a party. It is understood that it is desirable for the Portfolio that the Sub-Adviser have access to supplemental investment and market research and security and economic analysis provided by brokers who may execute brokerage transactions at a higher cost to the Portfolio than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, the Sub-Adviser is authorized to place orders for the purchase and sale of securities for the Portfolio with such brokers, subject to review by the Trust's Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients.

                  On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Sub-Adviser, the Sub-Adviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so purchased or sold in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Portfolio and to such other clients.

            (4) The Sub-Adviser shall maintain all books and records with respect to the Portfolio's portfolio transactions required by subparagraphs (b)(5), (6), (7), (9), (10) and
                  (11) and paragraph (f) of Rule 31a-1 under the 1940 Act and shall render to the Trust's Board of Trustees such periodic and special reports as the Trust's Board of Trustees may reasonably request.

            (5) The Sub-Adviser shall provide the Portfolio's Custodian on each business day with information relating to all transactions concerning the Portfolio's assets and shall provide the Adviser with such information upon request of the Adviser.

            (6) The investment management services provided by the Sub-Adviser under this Agreement are not to be deemed exclusive and the Sub-Adviser shall be free to render similar services to others, as long as such services do not impair the services rendered to the Adviser or the Trust.

      (b) Services to be furnished by the Sub-Adviser under this Agreement may be furnished through the medium of any of the Sub-Adviser's partners, officers or employees.

      (c) The Sub-Adviser shall keep the Portfolio's books and records required to be maintained by the Sub-Adviser pursuant to paragraph 1(a) of this Agreement and shall timely furnish to the Adviser all information relating to the Sub-Adviser's services under this Agreement needed by the Adviser to keep the other books and records of the Portfolio required by Rule 31a-1 under the 1940 Act. The Sub-Adviser agrees that all records that it maintains on behalf of the Portfolio are property of the Portfolio and the Sub-Adviser will surrender promptly to the Portfolio any of such records upon the Portfolio's request; provided, however, that the Sub-Adviser may retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by it pursuant to paragraph 1(a) of this Agreement.

2. The Adviser shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the Advisory Agreement and shall oversee and review the Sub-Adviser's performance of its duties under this Agreement.

3. The Adviser has delivered to the Sub-Adviser copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

      (a) Trust's Certificate of Trust, as filed with the Secretary of State of the State of Delaware, and Agreement and Declaration of Trust, as filed with the Trust's registered office and resident agent in Delaware (such documents, as in effect on the date of this Agreement and as amended from time to time, are herein called the "Declaration of Trust");

      (b) By-Laws of the Trust (such By-Laws, as in effect on the date of this Agreement and as amended from time to time, are herein called the "By-Laws");

      (c) Certified resolutions of the Trust's Board of Trustees authorizing the appointment of the Adviser and the Sub-Adviser and approving the form of this Agreement;

      (d) Registration Statement under the 1940 Act and the Securities Act of 1933 on Form N-1A (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Portfolio and shares of the Portfolio's beneficial shares, and all amendments thereto;

      (e) Notification of Registration of the Portfolio under the 1940 Act on Form N-8A as filed with the Commission, and all amendments thereto; and

      (f)   Prospectus of the Portfolio.

4. For the services to be provided by the Sub-Adviser pursuant to this Agreement, the Portfolio will pay to the Sub-Adviser as full compensation therefore a fee at an annual rate of 0.075% on the first $500 million of the Portfolio's average daily net assets and 0.020% on the Portfolio's average daily net assets in excess of $500 million. This fee will be computed daily and paid to the Sub-Adviser monthly.

5. The Sub-Adviser shall not be liable for any error of judgment or for any loss suffered by the Portfolio or the Adviser in connection with performance of its obligations under this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), or a loss resulting from willful misfeasance, bad faith or gross negligence on the Sub-Adviser's part in the performance of its duties or from reckless disregard of its obligations and duties under this Agreement, except as may otherwise be provided under provisions of applicable state law which cannot be waived or modified hereby.

6. This Agreement shall continue in effect for a period of more than two years from the date hereof only so long as continuance is specifically approved at least annually in conformance with the 1940 Act; provided, however that this Agreement may be terminated (a) by the Portfolio at any time, without the payment of any penalty, by the vote of a majority of Trustees of the Trust or by the vote of a majority of the outstanding voting securities of the Portfolio, (b) by the Adviser at any time, without the payment of any penalty, on not more than 60 days' nor less than 30 days' written notice to the other parties, or (c) by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the other parties. This Agreement shall terminate automatically and immediately in the event of its assignment. As used in this Section 6, the terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in the 1940 Act and the rules and regulations thereunder, subject to such exceptions as may be granted by the Commission under the 1940 Act.

7. Nothing in the Agreement shall limit or restrict the right of any of the Sub-Adviser's partners, officers, or employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or dissimilar nature, nor limit or restrict the Sub-Adviser's right to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

8. During the term of this Agreement, the Adviser agrees to furnish the Sub-Adviser at its principal office all prospectuses, proxy statements, reports to stockholders, sales literature or other materials prepared for distribution to stockholders of the Portfolio, the Trust or the public that refer to the Sub-Adviser or its clients in any way prior to use thereof and not to use material if the Sub-Adviser reasonably objects in writing within five business days (or such other period as may be mutually agreed) after receipt thereof. The Sub-Adviser's right to object to such materials is limited to the portions of such materials that expressly relate to the Sub-Adviser, its services and its clients. The Adviser agrees to use its reasonable best efforts to ensure that materials prepared by its employees or agents or its affiliates that refer to the Sub-Adviser or its clients in any way are consistent with those materials previously approved by the Sub-Adviser as referenced in the first sentence of this paragraph. Sales literature may be furnished to the Sub-Adviser by first-class or overnight mail, facsimile transmission equipment or hand delivery.

9. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by the vote of the majority of the Trust's Board of Trustees, including a majority of the Trustees who are not "interested persons" as defined in the 1940 Act, and, if the 1940 Act so requires, a vote of a majority of the outstanding voting securities of the Portfolio.

10. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania; provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.

11. This Agreement embodies the entire agreement and understanding among the parties hereto, and supersedes all prior agreements and understandings relating to this Agreement's subject matter. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

12. Should any part of this Agreement be held invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

13. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the Adviser at:

CB Capital Management, Inc.
One Citizens Banking Center
328 S. Saginaw Street
Flint, Michigan 48502
Attn:  D. Czmer
Telephone:  (810) 257-2405
Fax:  (810) 766-7503


To the Sub-Adviser at:

Wellington Management Company, LLP
75 State Street
Boston, Massachusetts 02109
Attn:  Katy Burke
Telephone:  (617) 790-7961
Fax: (617) 204-7961


To the Trust or the Portfolio at:

Golden Oak(R)Family of Funds
5800 Corporate Drive
Pittsburgh, PA  15237-7010
Attn: Secretary
Telephone: (412) 288-1900
Fax: (412) 288-8141


14. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the Commission, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

15. Sub-Adviser agrees to maintain the security and confidentiality of nonpublic personal information (NPI") of Fund customers and consumers, as those terms are defined in Regulation S-P, 17 CFR Part
      248. Sub-Adviser agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specific law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Fund(s), in each instance in furtherance of fulfilling Sub-Adviser's obligations under this Contract and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the day and year first written above.


CB CAPITAL MANAGEMENT, INC.



By:  /s/ Dana A. Czmer
Name:  Dana A. Czmer
Title:  Senior Vice President & Treasurer



WELLINGTON MANAGEMENT COMPANY, LLP


By:  /s/ Jonathan M. Payson
Name:  Jonathan M. Payson
Title:  Senior Vice President


GOLDEN OAK(R) FAMILY OF FUNDS



By:  /s/ James E. Ostrowski
Name:  James E. Ostrowski
Title:  Vice President